Exhibit 10.15

IMS HEALTH INCORPORATED

SAVINGS EQUALIZATION PLAN

As Amended and Restated Effective January 1, 2011

I.	Purpose of the Plan

The purpose of the IMS Health Incorporated Savings Equalization Plan (the “Plan”) is to provide a means of equalizing the benefits of those employees participating in the IMS Health Incorporated Savings Plan (the “401 (k) Plan”) whose matching contributions under the 401(k) Plan are or will be limited by the application of Sections 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended (the “Code”), or by reason of the exclusion from the definition of compensation under the 401(k) Plan of amounts deferred under any nonqualified deferred compensation plan maintained by IMS Health Incorporated (the “Corporation”). The Plan is intended to be an “excess benefit plan” as that term is defined in section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to those participants whose benefits under the 401(k) Plan have been limited by Section 415 of the Code, and a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of ERISA.

II.	Participation in the Plan

All members of the 401 (k) Plan shall be eligible to participate in this Plan whenever their benefits under the 401(k) Plan as from time to time in effect would exceed the limitations on benefits and contributions imposed by Sections 401(a)(17) or 415 of the Code or would be limited by reason of the exclusion from the definition of compensation under the 401(k) Plan of amounts deferred under any nonqualified deferred compensation plan maintained by the Corporation. For purposes of this Plan, benefits of a participant in this Plan shall be determined as though no provisions were contained in the 401(k) Plan incorporating limitations imposed by Sections 401(a)(17) or 415 of the Code or excluding from the definition of compensation under the 401(k) Plan amounts deferred under any nonqualified deferred compensation plan maintained by the Corporation.

III.	Equalized Benefits

If member participating contributions or Corporation contributions to the 401(k) Plan for any calendar year are limited by reason of the application of Sections 401(a)(17) or 415 of the Code or the exclusion from the definition of compensation under the 401(k) Plan of amounts deferred under any nonqualified deferred compensation plan maintained by the Corporation, the Corporation shall pay the participant in this Plan, on or after January 1st and on or before March 15th of the following year, provided such participant is actively employed by the Corporation on such payment date, an amount equal to:

(1)	the Corporation matching contributions that otherwise would have been credited to such participant’s account under the 401(k) Plan if the limitations imposed by Sections 401(a)(17) and 415 of the Code and the exclusion from the definition of compensation under the 401 (k) Plan of amounts deferred under any nonqualified deferred compensation plan maintained by the Corporation did not apply, plus

(2)	an interest factor equal to one-half of the annual return which would have been received by the participant had such payment been invested eighty percent (80%) in the fixed income fund and twenty percent (20%) in the equity index fund available as investment funds under the 401(k) Plan during the year prior to the year of payment, less

(3)	any applicable withholding taxes.

IV.	Death

Upon the death of a participant in this Plan, the benefits otherwise payable to such participant pursuant to Article III shall be paid at the time provided in Article III to such participant’s designated beneficiary and in the absence of any such designation, to such participant’s estate.

V.	Administration of the Plan

The Corporation shall administer the Plan, except that any action authorized to be taken by the Corporation hereunder may also be taken by any committee or person(s) duly authorized by the Board of Directors of the Corporation or the duly authorized delegees of such duly authorized committee or person(s). The Corporation shall have full authority to determine all questions arising in connection with the Plan, including interpreting its provisions and construing all of its terms; may adopt procedural rules; and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. All of its rules, interpretations and decisions shall be applied in a uniform manner to all participants similarly situated and decisions of the Corporation shall be conclusive and binding on all persons.

VI.	Claims

Presentation of Claims. Claims for benefits shall be filed in writing with the Plan Administrator. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the claim is filed (or within 180 days if special circumstances require an extension of time for processing the claim and if notice of such extension and circumstances is provided to the claimant within the initial 90-day period.)

Claims Denial Notification. If a claim is wholly or partially denied, the Plan Administrator shall furnish to the claimant a written notice setting forth in a manner calculated to be understood by the claimant:

•	the specific reason(s) for denial;

•	specific reference(s) to pertinent Plan provisions on which any denial is based;

•	a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary;

•	an explanation of the Plan’s claims review procedures and the applicable time limits for such procedures; and

•	a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

Claims Review Procedure. Upon a denial, the claimant is entitled (either in person or by his duly authorized representative) to:

•	request a subsequent review of the claim by the Plan Administrator upon written application for review made to the Plan Administrator. Any such request for review of the claim must be made within 60 days after receipt by the claimant of such notice. A claimant must submit a written application for review before the claimant is permitted to bring a civil action for benefits;

•	review pertinent documents relating to the denial; and

•	submit written comments, documents, records and other information relating to the claim.

Timing. The Plan Administrator shall make its decision and notify the claimant with respect to a claim not later than 60 days after receipt of the request. Such 60-day period may be extended for another period of 60 days if the Plan Administrator finds that special circumstances require an extension of time for processing and notice of the extension and special circumstances is provided to the claimant within the initial 60-day period.

Final Decision. The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator shall provide the claimant with written or electronic notice of the decision in a manner calculated to be understood by the claimant. The notice shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim. A document is relevant to the claim if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

Delayed Payments. If the Plan Administrator shall approve the payment of a claim for benefits filed in accordance with the claims procedures set forth hereinabove, any payment delayed pending the resolution of such claim will be adjusted to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365.

Arbitration. Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration in Fairfield, Connecticut in accordance with the rules of the American Arbitration Association in effect at the time of such arbitration. The Corporation shall promptly pay or reimburse on a fully grossed-up and after-tax basis (so that the recipient of such reimbursement is held economically harmless) all reasonable costs and expenses (including fees and disbursements of counsel and pension experts) incurred by a participant or beneficiary to assert rights under this Plan, for so long as such rights may exist, or in any proceeding in connection therewith brought by a participant or beneficiary, whether or not such participant or beneficiary is ultimately successful in enforcing such rights or in such proceeding; provided, however, that no reimbursement shall be owed with respect to expenses relating to any unsuccessful assertion of rights or proceeding if and to the extent that such assertion or proceeding was initiated or maintained in bad faith or was frivolous as determined by the arbitrators or a court having jurisdiction over the matter. The amount of expense eligible for reimbursement in any one taxable year of the participant or beneficiary shall not affect the amount of expense eligible for reimbursement in any other taxable year of the participant or beneficiary. The reimbursement of expenses shall be made each calendar quarter and not later than the last day of the taxable year of the participant or beneficiary in which the expense was incurred. The right to reimbursement of any expense hereunder shall not be subject to liquidation or exchange for another benefit.

VII.	Miscellaneous

This Plan may be terminated at any time by the Board of Directors of the Corporation, in which event the rights of participants to their accrued benefits shall become nonforfeitable. This Plan may also be amended at any time by the Board of Directors of the Corporation and the Employee Benefits Committee of the Corporation may amend the Plan without the approval of the Board of Directors of the Corporation with respect to amendments that such Committee determines do not have a significant effect on the cost of the Plan; provided, however, that no such amendment of the Plan may (1) adversely affect a participant’s benefit under the Plan to which he or she has become entitled in accordance with the Plan as in effect on the date immediately preceding the date of such amendment, or (2) adversely affect a participant’s right or the right of a participant’s beneficiary to receive a benefit in accordance with the Plan as in effect on the date immediately preceding the date of such amendment, or (3) cause any payment that a participant or beneficiary is entitled to receive under this Plan to become subject to an income tax penalty or interest payable under Section 409A of the Code.

Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the Corporation; provided, however, that the Corporation reserves the right to establish a trust fund as an alternate source of benefits payable under the Plan and to the extent payments are made from such trust, such payments will satisfy the Corporation’s obligations under this Plan.

No right to payment or any other interest under this Plan may be alienated, sold, transferred, pledged, assigned, or made subject to attachment, execution, or levy of any kind.

Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of the Corporation. The Corporation expressly reserves the right to dismiss any employee at any time without regard to the effect which such dismissal might have upon him under the Plan.

The Corporation may withhold from any benefits under the Plan an amount sufficient to satisfy its tax withholding obligations.

This Plan shall be construed, administered and enforced according to the laws of the State of Connecticut applicable to contracts made and to be performed in such state to the extent not preempted by federal law. Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Treasury Regulations thereunder including the exception for short- term deferrals under Section 1.409A-1(b)(4) of the Treasury Regulations so as not to subject any participant or beneficiary to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and the Corporation shall have no right to accelerate, defer or make any payment under this Plan except to the extent such action would not subject any participant or beneficiary to the payment of any tax penalty or interest under Section 409A of the Code. If a participant or beneficiary becomes subject to any tax penalty or interest under Section 409A of the Code by reason of his or her participation in this Plan, the Corporation shall reimburse such participant or beneficiary, as the case may be, on a fully grossed-up and after-tax basis for any such tax penalty or interest (so that the recipient of such reimbursement is held economically harmless) ten business days prior to the date such tax penalty or interest is due and payable by such participant or beneficiary to the government.

The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform the obligations of the Corporation under this Plan in the same manner and to the same extent that the Corporation would have been required to perform such obligations if no such succession had taken place and such assumption shall be an express condition to the consummation of any such purchase, merger, consolidation or other transaction.

Date:	31 DEC 10	IMS Health Incorporated

By:

		Its:	SR. VICE PRESIDENT